Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated March 27, 2024, relating to the financial statements of Silver Spike Investment Corp. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts”, “Independent Registered Public Accounting Firm”, “Fees”, “Pre-Approval Policies and Procedures”, and “Audit Committee Report” in the Proxy Statement/Prospectus.

/s/ BDO USA, P.C.

New York, New York
July 30, 2024